Consent of Independent Registered Public Accountant Firm

We consent to the use of our audit report dated October 4, 2007 on the financial statements of NanoViricides, Inc. for the years ended June 30, 2007 and 2006, and for the cumulative period May 12, 2005 (inception) through June 30, 2007  included herein, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ Holtz Rubenstein Reminick LLP

New York, New York
December 31, 2007